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The Pittston Company and Subsidiaries                                 Exhibit 11
Computation of Earnings Per Share
(In thousands, except per share amounts)

Fully Diluted Earnings Per Share (a):

                                                      Years Ended December 31
                                                     1996       1995       1994
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Pittston Brink's Group:
Net Income                                       $ 59,695     51,093     41,489
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Average common shares outstanding                  38,200     37,931     37,784
Incremental shares of stock options                   483        400        464
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Pro forma shares outstanding                       38,683     38,331     38,248
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Net income                                       $   1.54       1.33       1.08
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Pittston Burlington Group:
Net income                                       $ 33,801     32,855     38,356
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Average common shares outstanding                  19,223     18,966     18,892
Incremental shares of stock options                   486        200        232
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Pro forma shares outstanding                       19,709     19,166     19,124
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Net income                                       $   1.72       1.71       2.01
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Pittston Minerals Group:
Net income (loss)                                $ 10,658     14,024    (52,948)
Preferred stock dividends                          (1,675)    (2,762)    (3,998)
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Net income (loss) attributable to common shares  $  8,983     11,262    (56,946)
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Average common shares outstanding                   7,897      7,786      7,594
Incremental shares of stock options (b)                64         27       --
Convertible preferred stock (b)                     1,945      2,186       --
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Pro forma shares outstanding                        9,906      9,999      7,594
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Net income (loss) attributable to common shares  $   1.08       1.40      (7.50)
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(a) On January 18, 1996, the shareholders of The Pittston Company (the
"Company") approved the Brink's Stock Proposal, as described in the Company's proxy statement dated December 15, 1995, resulting in the modification, effective as of January 19, 1996, of the capital structure of the Company to include an additional class of common stock. The outstanding shares of Pittston Services Group Common Stock ("Services Stock") have been redesignated as
Pittston Brink's Group Common Stock and one-half of one share of a new class of common stock identified as Pittston Burlington Group Common Stock has been distributed for each outstanding share of Services Stock. Accordingly, all common share, stock options and per share data prior to the redesignation has been restated to reflect the Company's new equity structure.

(b) For 1994 the effect of stock options are excluded from the computations because they are antidilutive, whereby their inclusion results in a lower loss per common share. In addition, in 1994 the preferred stock conversion is also excluded since it is antidilutive.

Primary Earnings Per Share
Primary earnings per share can be computed from the information on the face of the Consolidated Statements of Operations.


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